UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
May 27, 2016
Date of Report (Date of earliest event reported)

Bellicum Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36783	20-1450200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2130 W. Holcombe Blvd., Ste. 800 Houston, TX	77030
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (832) 384-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 27, 2016, Bellicum Pharmaceuticals, Inc. (the “Company”) and Academisch Ziekenhuis Leiden, also acting under the name Leiden University Medical Centre (“Leiden”), entered into a research collaboration agreement (the “Agreement”) pursuant to which the Company will provide Leiden with financial support for research to discover and validate high-affinity T cell receptor (“TCR”) product candidates targeting several cancer-associated antigens (the “Research”).

As consideration for Leiden’s performance of the Research, the Company agreed to pay Leiden an aggregate of EUR 2,547,415 in quarterly installments during the three-year term of the Research. With respect to any inventions arising from the Research that are relevant to or useful for any high affinity TCR that is studied in the Research, Leiden granted the Company an exclusive option to obtain an exclusive, worldwide license to practice and exploit such inventions. The parties agreed to negotiate in good faith the commercially reasonable terms of each such license agreement entered into between the parties, based on terms similar to those set forth in the previously executed license agreement between the parties and those specified in the Agreement.

The Research will be conducted during a three year term, after which the Agreement will expire. The Company and Leiden have agreed to negotiate in good faith a potential extension of such term, dependent on Leiden’s progress in the performance of the Research. Either party may terminate the Agreement upon a material breach by the other party that remains uncured following 30 days after the date of written notice of such breach. Leiden may terminate the Agreement in the event of a failure by the Company to pay any amounts due under the Agreement that remains uncured on the date that is 30 days after written notice of such failure.

On June 2, 2016, the Company issued a press release announcing the Agreement. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated June 2, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bellicum Pharmaceuticals, Inc.

Dated: June 2, 2016	By:	/s/ Ken Moseley
Senior Vice President and General Counsel

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated June 2, 2016.